Exhibit 99.2

Voting Agreement

VOTING AGREEMENT (this “Agreement”), dated as of November 10, 2025, is by and among Industrial F&B Investments II, Inc., a Delaware corporation (“Parent”), Industrial F&B Investments III, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and JANA PARTNERS MANAGEMENT, LP, a Delaware limited partnership (the “Stockholder”).

WHEREAS, the Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 5,829,064 shares of Company Common Stock of TreeHouse Foods, Inc., a Delaware corporation (the “Company”);

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Merger Sub, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Parent to acquire the Company pursuant to a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)       The Stockholder (i) is the beneficial owner of 5,829,064 shares of Company Common Stock, has the sole power to vote or cause to be voted 5,821,337 shares of Company Common Stock (the “Subject Shares”) and has good and valid title to such Subject Shares, free and clear of all Liens (other than (i) those created by this Agreement or (ii) those imposed under applicable securities Law; provided, however, that any customary custodian arrangement or account at a prime broker, bank or broker-dealer at which the Stockholder maintains an account in the ordinary course of business including where such prime broker, bank or broker-dealer holds a security interest, pledge or other encumbrance over securities held in such account generally (together, the “Brokerage Arrangements”) shall not be deemed a “Lien” for any purposes hereunder so long as the Stockholder retains the right to vote such Subject Shares in accordance with the terms hereof) and (ii) as of the date hereof, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, deferred stock units or options (in each case, other than any granted pursuant to a Company Equity Plan as may have been or will be assigned to the Stockholder or any of its Affiliates, subject to Section 10) or warrants to acquire shares of Company Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Company Common Stock.

(b)       The Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)       This Agreement has been validly executed and delivered by the Stockholder assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exception.

(d)       The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or other binding obligation to which the Stockholder is a party or by which the Stockholder or the Stockholder’s assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of its obligations under this Agreement. The consummation by the Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to the Stockholder or (ii) to the knowledge of the Stockholder, require any consent, approval, or notice under any statute, law, rule or regulation applicable to the Stockholder other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications would not, individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of its obligations under this Agreement.

(e)       As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(f)       Except for this Agreement, the Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Subject Shares or other equity securities of the Company, or (ii) granted any proxy, consent or power of attorney with respect to any Subject Shares (other than as contemplated by this Agreement).

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a)       Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b)       This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, subject to the Enforceability Exception.

(c)       Neither the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound. The consummation by Parent and Merger Sub of the transactions contemplated by this Agreement or the Merger Agreement will not (i) violate any provision of any judgment, order or decree applicable to Parent or Merger Sub, or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Merger Sub, other than (x) the Required Governmental Approvals, (y) filings under the Exchange Act and the rules and regulations promulgated thereunder, and (z) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3. Voting of Shares.

(a)       The Stockholder hereby agrees that during the period commencing on (and including) the date of this Agreement and ending on the conclusion of the meeting of the stockholders of the Company to approve the Merger Agreement and the terms thereof (such meeting, "Company Stockholder Meeting," such period of time, the “Voting Period”), at the Company Stockholder Meeting, unless otherwise directed in writing by Parent (email being sufficient) and except for shares Transferred pursuant to Section 4(b)(iv), the Stockholder shall vote (including via proxy) the Subject Shares:

(i)       in favor of (a) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (b) each of the other actions contemplated by the Merger Agreement, and (c) any proposal in respect of which approval of the Company’s stockholders is requested in furtherance of any of the foregoing; and

(ii)       against (a) any merger, tender offer, exchange offer, sale of all or substantially all assets, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries and any other Person (including any Acquisition Proposal), other than the Merger, and (b) other than any adjournment or postponement of the Stockholders Meeting permitted by Section 5.4(a) of the Merger Agreement, any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Notwithstanding anything herein to the contrary, this Section 3 shall not require the Stockholder to vote or consent (or cause to be voted or consented) any of its Subject Shares to amend the Merger Agreement or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (A) alters or changes the form of consideration to be paid in the Merger, (B) decreases the consideration to be paid in the Merger, (C) extends the Outside Date or imposes any additional conditions or obligations that would reasonably be expected to delay the consummation of the Merger beyond the Outside Date, or (D) from and after the adoption of the Merger Agreement by the Company's stockholders, requires further approval of the Company’s stockholders under the General Corporation Law of the State of Delaware.

(b)       During the Voting Period, the Stockholder shall not: (i) enter into any other voting or other such agreement with any other Person, or grant a proxy or power of attorney, with respect to any of its Subject Shares with any other Person, or (ii) subject to SECTION 4, otherwise knowingly take or cause the taking of any other action with respect to any of its Subject Shares that would prevent the performance of any of the Stockholder’s obligations hereunder or any of the actions contemplated hereby.

SECTION 4. Transfer of the Subject Shares; Other Actions.

(a)       Prior to the earlier of (1) the conclusion of the Company Stockholder Meeting and (2) the termination of this Agreement pursuant to Section SECTION 7, except as otherwise provided herein (including pursuant to Section 3 or Section SECTION 6) or in the Merger Agreement, the Stockholder shall not: (i) directly or indirectly, (w) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, (x) enter into any derivative, forward sale, hedging or similar transaction that affects any of the Stockholder's voting rights with respect to (it being understood, for the avoidance of doubt, the foregoing shall not affect the Brokerage Arrangements as of the date of this Agreement), or (y) create any Lien (other than Permitted Lien) on any or all of the Subject Shares (each, a “Transfer”); (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of the Subject Shares or any right or interest therein to any Person other than Parent or Merger Sub; or (iii) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares in contravention of the obligations of the Stockholder under this Agreement with respect to the Subject Shares.

(b)       Notwithstanding anything in this Agreement to the contrary, the Stockholder (and any Affiliates of Stockholder, as applicable) may make Transfers of Subject Shares (i) by operation of law, in which case any such transferee shall agree in writing (email being sufficient) to be bound by this Agreement prior to the consummation of any such Transfer, (ii) to Affiliates of the Stockholder or otherwise via internal transfer within the Stockholder's fund complex, in which case any such transferee shall agree to be bound by this Agreement prior to the consummation of any such Transfer, (iii) in connection with the transactions contemplated by the Merger Agreement; (iv) (A) up to 1,250,000 Subject Shares (excluding any Additional Shares (as defined below) and Additional Securities (as defined below)), (B) any Additional Shares, and (C) any Additional Securities, in each case, in any single transaction or series of transactions, in which case such Subject Shares shall no longer be considered "Subject Shares" for any purposes under this Agreement; and (v) as Parent may otherwise agree in writing (email being sufficient) in its sole discretion.

(c)       If any involuntary Transfer of the Subject Shares occurs (except for any such Transfer described in paragraph (b) (iii) – (iv) of this Section 4), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the expiry of the Voting Period.

SECTION 5. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of its obligations under this Agreement, including without limitation to vest in Parent the power to vote the Subject Shares to the extent contemplated by Section 5.

SECTION 6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement is being entered into by the Stockholder solely in its capacity as the beneficial owner of the Subject Shares, and nothing in this Agreement shall restrict or limit the ability of the Stockholder, any Affiliate of the Stockholder, or any Representative of the Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

SECTION 7. Termination.

(a)       This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i)       termination of the Merger Agreement for any reason;

(ii)       the Effective Time;

(iii)       such date and time as (A) any amendment or change to the Merger Agreement is effected without the Stockholder's consent that decreases the amount, or changes the form or timing, of consideration payable under the Merger Agreement to all of the stockholders of the Company, including, without limitation, the Stockholder, in respect of Company Common Stock, or (B) any amendment, change or waiver to the Merger Agreement is effected without the Stockholder’s consent that materially and adversely affects the Stockholder, the other stockholders of the Company, or its or their interests; or

(iv)       the mutual written consent of Parent and the Stockholder.

(b)       Upon termination of this Agreement, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability for any willful misrepresentation or willful and material breach of this Agreement prior to such termination.

(c)       Sections SECTION 7(b), SECTION 8 and SECTION 11 shall survive the termination of this Agreement.

SECTION 8. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 9. Public Announcements. The Stockholder consents to and authorizes the publication and disclosure by the Company of the Stockholder’s identity and ownership of the Subject Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, in any press release, any current report on Form 8-K, the Proxy Statement and any other disclosure document in connection with the Merger Agreement. The Stockholder agrees to promptly give to the Company any information as it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to promptly notify the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that the Stockholder becomes aware that any shall have come false or misleading in any material respect.

SECTION 10. Adjustments. In the event that, during the Voting Period, (a) the number of issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) the Stockholders becomes the beneficial owner of any additional shares of Company Common Stock (such shares, "Additional Shares"), then the terms of this Agreement shall apply to the Shares held by the Stockholders immediately following the effectiveness of the events described in clause (a) or the Stockholders becoming the beneficial owners thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder, subject to Section 4(b). In the event that the Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 3(a) (such securities, "Additional Securities"), then the terms of Section 3(a) shall apply to such other securities as though they were Subject Shares hereunder, subject to Section 4(b).

SECTION 11. Miscellaneous.

(a)       Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage paid, by facsimile, email or overnight courier:

If to the Stockholder, to:

JANA Partners Management, LP 888 7th Avenue, 24th Floor New York, New York 10106 Attention: Jennifer Fanjiang E-mail: legal@janapartners.com with copies to:

McDermott Will & Schulte LLP 919 Third Avenue New York, NY 10022 Attention: Ele Klein; Brandon Gold; Daniel Goldstein E-mail: Eleazer.Klein@srz.com; Brandon.Gold@srz.com; Daniel.Goldstein@srz.com

If to Parent or Merger Sub, to:

Industrial F&B Investments II, Inc.

c/o Investindustrial

375 Park Avenue, Suite 2607, 26th Floor

New York, NY 1015

Attention: Board of Directors

Email: legal@investindustrial.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Sandro de Bernardini; Peter D. Serating; Maxim Mayer-Cesiano

Email: sandro.debernardini@skadden.com; peter.serating@skadden.com; maxim.mayercesiano@skadden.com or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon: actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission or receipt if sent by facsimile or email; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

(b)       Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)       Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

(d)       Entire Agreement, No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof, and (b) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights, remedies or benefits of any nature whatsoever; provided, however, that the Company is hereby made an express third-party beneficiary of, and is entitled to specifically enforce the obligations set forth in, this Section 12(d), Section 8, Section 12(e) and Section 12(h). EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB NOR THE STOCKHOLDER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. For the avoidance of doubt, in the event of any conflict between the terms of this Agreement and the Merger Agreement or any other applicable agreement, the terms of this Agreement shall control.

(e)       Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(i)       THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. Each of the parties hereby irrevocably and unconditionally consents and submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court located in the State of Delaware). The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(a) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(ii)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(e).

(iii)       The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to Section 8, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(f)       Binding Effect; Assignment. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void.

(g)       Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(h)       Modification or Amendment. This Agreement may be amended by the parties hereto by written agreement executed and delivered by each of the parties hereto at any time; provided, however, that notwithstanding anything to the contrary set forth herein, this Section SECTION 11(h), Section SECTION 6 and Section SECTION 11(d) (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated without the prior written consent of the Company.

(i) No Recourse. Parent and Merger Sub agree that the Stockholder (in its capacity as a stockholder of the Company) will not be liable for the Company Termination Fee or any claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

(j)       No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

(k)       Appraisal Rights. The Stockholder shall not exercise any rights to demand appraisal of any Subject Shares or right to dissent that may arise with respect to the Merger, and the Stockholder hereby waives any such rights of appraisal or rights to dissent that the Stockholder may have under applicable Law.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT Industrial F&B Investments II, Inc. By: /s/ Jeffrey Everhart Name: Jeffrey Everhart Title: Authorized Signatory

MERGER SUB Industrial F&B Investments III, Inc. By: /s/ Jeffrey Everhart Name: Jeffrey Everhart Title: Authorized Signatory

JANA PARTNERS MANAGEMENT, LP By: /s/ Jennifer Fanjiang Name: Jennifer Fanjiang Title: Partner, Chief Legal Officer & Chief Compliance Officer